Exhibit 99.1

200 Connell Drive

Berkeley Heights, NJ 07922

DSMB Supports Continuation of Phase 3 AGENDA Trial of Genasense® in Advanced Melanoma

Completion of Target Enrollment Expected in Fourth Quarter

BERKELEY HEIGHTS, NJ – March 31, 2008 – Genta Incorporated (NASDAQ: GNTA) announced that the Data Safety Monitoring Board (DSMB) for AGENDA, a Phase 3 trial of Genasense (oblimersen sodium) Injection, which is the Company’s lead oncology product, has recommended that the trial be continued as originally planned after initial review of blinded safety data from the study.

AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma. The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients identified by a biomarker who have not previously received chemotherapy. The co-primary endpoints of AGENDA are progression-free survival and overall survival.

At the end of the first quarter, the trial had accrued approximately 50 patients with approximately 60% of planned investigative sites having been initiated. Countries with sites currently open for enrollment include the U.S., Canada, Australia, France, Germany, Austria, and the Czech Republic. The trial is planned to open at approximately 90 sites worldwide, and most remaining sites are expected to initiate within the next 30 days. Target accrual of 300 patients is expected to complete in the fourth quarter of 2008, with initial data expected shortly thereafter.

“Investigator enthusiasm for AGENDA is quite high, and we are currently recruiting at our expected rate,” said Dr. Loretta M. Itri, M.D., Genta’s President, Pharmaceutical Development. “We believe the current rate, combined with enrollment from new sites that will open in the near future, should allow us to maintain our timelines for completion of accrual.”

About AGENDA

AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during a large randomized study of DTIC with or without Genasense, known as study GM301. These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood. Analysis of the previous efficacy outcomes observed in 274 patients from GM301, which AGENDA is designed to confirm, yielded the following results:

Endpoint	Genasense/DTIC	DTIC	Hazard Ratio	P
Overall response	20.8%	7.2%		0.002
Durable response	10.7%	2.4%		0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	0.58	<0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.64	0.0009

A scientific article that describes efficacy and safety results from GM301 can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same drug class as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient“ basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to retain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Nichol Harber

Genta Investor Relations

908-286-3980

info@genta.com